Exhibit 23.19

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc., I, William Wulftange, P.Geo, hereby consent to the use of my name in connection with the written disclosure under the headings “Description of the Business - Material Producing Mines - Chapada Mine” and “Description of the Business - Material Producing Mines - El Peñón Mine” in the Annual Information Form incorporated by reference in the Registration Statement (the “Disclosure”), excluding the written disclosure under the heading “Mineral Projects — Summary of Mineral Reserves and Mineral Resources Estimate”, and to the inclusion or incorporation by reference of the Disclosure and extracts from or a summary of the Disclosure in the Registration Statement.

By:	/s/ William Wulftange
Name:	William Wulftange, P.Geo

March 28, 2017